Exhibit 10(x)

[Grant Number]

RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE
COMTECH TELECOMMUNICATIONS CORP.
2000 STOCK INCENTIVE PLAN

Dear [Director Name]:
Preliminary Statement
As a non-employee director of Comtech Telecommunications Corp. (the “Company”), pursuant to (i) Section 13.5(a) of The Comtech Telecommunications Corp. 2000 Stock Incentive Plan, as amended (the “Plan”) and/or (ii) your election made in accordance with Section 13.5(b) of the Plan, you were automatically granted on [Date] (the “Grant Date”), pursuant to the terms of the Plan and this Restricted Stock Unit Agreement (this “Agreement”), the number of restricted stock units (the “RSUs”) set forth below. Each RSU represents one (1) share of the Company’s common stock, $0.10 par value per share (the “Common Stock”).
The terms of the grant are as follows:
1. Grant of RSUs. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, on the Grant Date you were automatically granted [ # ] RSUs (the “Award”).
2. Vesting. The Award shall vest in installments over a three (3) year period, commencing on the Grant Date, at the rate of 25% effective on the first and second anniversaries of the Grant Date and 50% on the third anniversary of the Grant Date; provided that you have not incurred a Termination of Directorship (as defined below) prior to the applicable vesting date. Notwithstanding the foregoing, the Award shall become fully vested upon (i) your death or (ii) a Change in Control. The date that an RSU becomes vested shall be referred to herein as the “Vesting Date”.
There shall be no proportionate or partial vesting in the periods prior to each Vesting Date and all vesting shall occur only on the appropriate Vesting Date.
3. Payment. Subject to the terms of this Agreement and the Plan, you shall receive one share of Common Stock with respect to each vested RSU subject to the Award within thirty (30) days of your Termination of Directorship (such date of settlement, the “Settlement Date”). For purposes of this Agreement, “Termination of Directorship” means, subject to Section 17.13 of the Plan, that you have ceased to be a director of the Company; provided, that in the event that you become an Eligible Employee or a Consultant upon your ceasing to be a director, a Termination of Directorship shall not be deemed to have occurred until such time as you have “separated from service” as defined in Section 409A of the Code.
4. Dividend Equivalents. Any cash or Common Stock dividends paid on shares of Common Stock underlying an RSU prior to the Settlement Date for such RSU shall be credited to a dividend book entry account on your behalf (any such credited amount, a “Dividend Equivalent”). Any cash Dividend Equivalents shall not be deemed to be reinvested in shares of Common Stock and will be held uninvested and without interest. Your right to receive any Dividend Equivalents with respect to cash dividends shall vest only if and when the related RSU vests, and an amount equal to such cash dividends shall be paid to you in cash on the applicable Settlement Date on which the related RSU is settled. Your right to receive any Dividend Equivalents with respect to dividends of Common Stock shall vest only if and when the related RSU vests, and on the applicable Settlement Date on which the related RSU is settled you will be paid an amount in cash equal to the Fair Market Value of the Common Stock underlying such dividend as of the applicable Settlement Date. Prior to the payment thereof, any Dividend Equivalents will be encompassed within the term “Award” with respect to the relevant RSUs.
5. Termination. Any RSUs (including any Dividend Equivalents credited thereupon) that are not vested upon your Termination of Directorship shall, upon such Termination of Directorship, terminate and be forfeited in their entirety as of the date of such Termination of Directorship.
6. Detrimental Activity. In the event you engage in Detrimental Activity prior to, or during the one year period following the later of your Termination of Directorship or any vesting of RSUs, the Committee may direct (at any time within one year thereafter) that all unvested RSUs and all vested but unpaid RSUs (including any Dividend Equivalents credited thereupon) shall be immediately forfeited to the Company and that you shall pay over to the Company the amount realized from any RSUs or any Common Stock or Dividend Equivalents paid in connection therewith.
7. Restriction on Transfer. The Award is not transferable other than by will or by the laws of descent and distribution. In addition, the Award shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Award shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate all or part of the Award or in the event of any levy upon the Award by reason of any execution, attachment or similar process contrary to the provisions hereof, the Award shall immediately become null and void.
8. Rights as a Stockholder. Except as otherwise specifically provided herein, you shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Award unless and until you have become the holder of record of the shares of Common Stock.
9. Provisions of Plan Control. This grant is subject to all the terms, conditions and provisions of the Plan, including, without limitation, Section 17.13 of the Plan (Section 409A of the Code) and the amendment provisions of the Plan, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Board of Directors of the Company and as may be in effect from time to time. Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. The Plan is incorporated herein by reference. If and to the extent that this grant conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this grant shall be deemed to be modified accordingly.
10. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by United States mail, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):
If to the Company, to:
Comtech Telecommunications Corp.
68 South Service Rd, Suite 230
Melville, NY 11747
Attention: Secretary
If to you, to the address indicated at the end of this Agreement.

11. Securities Representations. The grant of the Award and issuance of shares of Common Stock upon settlement of the Award shall be subject to, and in compliance with, all applicable requirements of federal, state or foreign securities law. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which such shares may then be listed. As a condition to the settlement of the Award, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation.
The shares of Common Stock are being issued to you and this Agreement is being made by the Company in reliance upon the following express representations and warranties. You acknowledge, represent and warrant that:
(a)    you have been advised that you may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”) and in this connection the Company is relying in part on your representations set forth in this section.
(b)    If you are deemed to be an affiliate within the meaning of Rule 144 of the Act, the shares of Common Stock issued to you must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register the shares (or to file a “re-offer prospectus”).
(c)    If you are deemed to be an affiliate within the meaning of Rule 144 of the Act, you understand that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Stock, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sales of the shares of Common Stock may be made only in limited amounts in accordance with such terms and conditions.

12. Right to Terminate Directorship. Neither the Plan nor the grant the Award hereunder shall impose any obligations on the Company and/or the stockholders of the Company to retain you as a director, nor shall it impose any obligation on your part to remain as a director of the Company.
13. Agreement and Grant Not Effective Unless Accepted. By selecting the “Accept" button below you agree (i) to enter into this Agreement electronically, and (ii) to the terms and conditions of the Agreement. Until you select the "Accept" button below, this Award shall not be effective and if you do not select the “Accept" button within 14 days from the date the Agreement is made available to you electronically this Award shall be null and void.